Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS FIRST QUARTER 2024
FINANCIAL AND OPERATING RESULTS

DALLAS, Texas, April 23, 2024 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the first quarter of 2024. A short slide presentation summarizing the highlights of Matador’s first quarter 2024 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Full-Year 2024 Guidance Update

Effective April 23, 2024, Matador anticipates achieving the high end of its full-year 2024 guidance range for total oil and natural gas equivalent production, oil production and natural gas production. For highlights of Matador’s first quarter 2024 operational and financial results, please see “First Quarter 2024 Matador Operational and Financial Highlights” on page 3 of this earnings release. For comparisons of our first quarter 2024 operational and financial results to prior periods, please see “Operational and Financial Update” on pages 4 to 6 of this earnings release. For a description of certain selected financial and operating items, please see “Selected Financial and Operating Items” on page 9 of this earnings release.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “Matador is pleased to report another quarter that exceeded our original expectations due to the excellent operational and financial execution by the Matador team. This outcome reflects a total team effort and a long-term approach to managing Matador’s business that has resulted in Matador outperforming the S&P 500, our peer group and the price of crude oil over the last three years (see Slide A). Going forward, we remain focused—as a team—on profitable growth at a measured pace, which has resulted in over 30% oil production growth annually since we became a public company in 2012 (see Slide B). Our Board, executive team and staff are increasingly excited about the outlook for the remainder of 2024 and beyond, as we continue to work together to build the value of Matador for our shareholders and other interest owners.

Better-Than-Expected Production and Cost Savings

“During the first quarter of 2024, Matador’s total oil and natural gas production averaged 149,760 barrels of oil and natural gas equivalent (‘BOE’) per day, which was 3% better than our announced guidance of an average of 145,750 BOE per day for the quarter (see Slide C). Matador’s average oil production of 84,777 barrels of oil per day during the first quarter of 2024 was 2% better than our announced guidance average of 83,500 barrels of oil per day for the quarter. This outperformance was primarily due to continued better-than-expected production from the wells in our Stateline asset area. We are pleased that, based upon this outperformance, we now expect full-year production for 2024 at the high end of our previously announced average production guidance for oil of 91,000 to 95,000 barrels of oil per day, natural gas of 370 to 386 million cubic feet of natural gas per day and total average 2024 production of 153,000 to 159,000 BOE per day.

“The third-party midstream force majeure and maintenance issues Matador experienced during the first quarter of 2024 were largely resolved by the beginning of the second quarter of 2024. Matador was pleased that the operated cryogenic natural gas processing plants owned by San Mateo Midstream, LLC (‘San Mateo’), our midstream joint venture, and Pronto Midstream, LLC (‘Pronto’), our wholly-owned midstream subsidiary, did not have any material downtime for maintenance during the first quarter. This quarter highlighted the importance and helpfulness of owning our own midstream assets in the Delaware Basin to provide consistent flow assurance for our oil and natural gas production (see Slide D).

“Notably, we achieved these better-than-expected production results while also reducing costs and increasing efficiencies. Matador’s drilling, completing and equipping (‘D/C/E’) capital expenditures for the first quarter of 2024 were approximately $35 million less than expected. Approximately $10 million of these cost savings in the first quarter of 2024 was due to continued operational and cost improvements by the drilling, completion, production and midstream teams.

Continued Operational Innovation and Midstream Execution

“As anticipated, we are also pleased to report during the first quarter of 2024 that the natural gas pipeline connections between Pronto and San Mateo and between Pronto and our Advance acreage were completed on time and on budget (see Slide D). Following the completion of these connections, Pronto and San Mateo now have a combined 595 miles of a three-stream pipeline system, including the midstream assets we acquired in the Advance acquisition. These connections not only help resolve the third-party midstream constraints we experienced in the first quarter of 2024 but also will be important as we gather and process the natural gas from our Dagger Lake South wells, which are a set of 21 gross (18.9 net) wells on our Advance acreage scheduled to begin producing in the second quarter of 2024.

“Planned construction of the expansion of Pronto’s Marlan cryogenic natural gas processing plant currently remains on time and on budget (see Slide D). The foundation work for the expansion has already started, and we expect to begin installation of structural steel and pipe racks during the second quarter of 2024. Matador continues to look forward to this expansion of the Marlan processing plant being completed during the first half of 2025. Once expanded, the Marlan processing plant will serve Matador’s growing operations as well as meet the needs of third-party producers as they expand their operations in northern Lea and Eddy Counties, New Mexico.

“Matador achieved approximately $10 million in cost efficiencies in 2023 by successfully drilling our first two ‘U-Turn’ wells in the Delaware Basin, which were drilled in record time and whose production to date has been comparable to conventional two-mile lateral wells. In the first quarter of 2024, our operations team also continued to achieve cost efficiencies through innovation by implementing one of the first ‘trimul-frac’ tests in the Delaware Basin (see Slide E). In this test, daily completed lateral footage increased 40% using ‘trimul-frac’ operations as compared to our average 2023 ‘simul-frac’ operations. In addition to reduced cycle times and accelerated production, Matador estimates that ‘trimul-frac’ operations will result in cost savings of $100,000 per well as compared to ‘simul-frac’ operations and $350,000 per well as compared to conventional ‘zipper-frac’ operations. Matador is continuing to explore other innovative ways to reduce costs as it relates to logistics, improved rig performance and well completions. We look forward to discussing these potential cost-saving innovations in more detail on our future earnings calls.

Strengthened Balance Sheet

“Matador took significant strides during and shortly after the first quarter of 2024 to strengthen its balance sheet and to position itself to take advantage of both operational and strategic opportunities. First, on March 22, 2024, we amended our credit facility to, among other things, (i) increase the maximum facility amount from $2.0 billion to $3.5 billion, (ii) increase the current elected borrowing commitment from $1.325 billion to $1.5 billion, and (iii) extend the maturity date of our credit facility to 2029. We are grateful for the agreement and approval of this amendment by each of the 19 banks that comprise our high-quality bank group, including the five new banks that joined in support of this new amendment this past quarter (see Slide F). As of April 23, 2024, Matador had only $25 million of outstanding borrowings under our credit facility and our leverage ratio was 0.75x. We expect our leverage ratio to remain 1.0x or less for the remainder of 2024.

“Second, on March 28, 2024, we completed an approximate $350 million offering of 5,250,000 shares of our common stock, or approximately 4% of our shares outstanding at the time of the offering (see Slide G). The net proceeds of our equity offering were used for general corporate purposes, including the repayment of amounts outstanding under our credit facility. A portion of the borrowings under our credit facility, along with our free cash flow, were used to complete a number of acquisitions since December 1, 2023. These acquisitions include producing oil and natural gas properties, undeveloped acreage and royalty interests in Eddy and Lea Counties, New Mexico and Ward County, Texas with an aggregate purchase price of approximately $281 million. These acquisitions contributed approximately 1,350 BOE per day (82% oil) in the aggregate to our production during the first quarter of 2024 and included numerous additional locations across our asset areas in the Delaware Basin. These transactions reflect Matador’s ‘brick-by-brick’ acquisition approach that has served us well in building our acreage position from only 7,500 net acres in the Delaware Basin when we became a public company in 2012 to over 150,000 net acres in the Delaware Basin today.

“Third, on April 2, 2024, we completed a private offering of $900 million of 6.50% senior notes due 2032, which was oversubscribed by over $2.5 billion (see Slide H). As a result of the high demand for these bonds, we increased the size of the offering from $800 million to $900 million. The net proceeds of our bond offering were used to repurchase and fund the announced redemption of our 5.875% senior notes due 2026 and for general corporate purposes, including the repayment of amounts outstanding under our credit facility.

“These successful transactions were made possible because of the years of teamwork and coordinated execution by our Board, staff, shareholders, bondholders, banking partners and other friends. We express our appreciation for all their extra effort and support that has put Matador in a position of operational and financial strength as we look forward to the future.”

First Quarter 2024 Matador Operational and Financial Highlights
(for comparisons to prior periods, please see the remainder of this press release)
•Average production of 149,760 BOE per day (84,777 barrels of oil per day)
•Net cash provided by operating activities of $468.6 million
•Adjusted free cash flow of $28.6 million
•Net income of $193.7 million, or $1.61 per diluted common share
•Adjusted net income of $206.2 million, or adjusted earnings of $1.71 per diluted common share
•Adjusted EBITDA of $505.4 million
•San Mateo net income of $39.7 million
•San Mateo Adjusted EBITDA of $58.2 million
•D/C/E capital expenditures of $350.7 million
•Midstream capital expenditures of $79.3 million

All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Operational and Financial Update

First Quarter 2024 Oil, Natural Gas and Total Oil Equivalent Production Above Expectations

While Matador’s average daily oil and natural gas production was 149,760 BOE per day in the first quarter of 2024, which was a 3% sequential production decrease from 154,261 BOE in the fourth quarter of 2023, Matador is pleased to report a 40% year-over-year increase from 106,654 BOE per day in the first quarter of 2023. Matador’s year-over-year increase is due not only to the Advance acquisition that closed in April 2023 but also to increased production from new wells drilled by Matador on its existing assets and undeveloped acreage. In fact, Matador’s production for the first quarter of 2024 of 149,760 BOE per day exceeded its announced expectations for oil and natural gas production during the first quarter of 2024 and grew significantly on a year-to-year basis as summarized in the table below.

Production	Q1 2024 Average Daily Volume	Q1 2024 Guidance Range(1)	Difference(2)	Sequential(3)	YoY(4)
Total, BOE per day	149,760	145,000 to 146,500	+3% Better than Guidance	-3%	+40%
Oil, Bbl per day	84,777	83,000 to 84,000	+2% Better than Guidance	-4%	+44%
Natural Gas, MMcf per day	389.9	372.0 to 375.0	+4% Better than Guidance	-1%	+36%

(1) Production range previously projected, as provided on February 20, 2024.
(2) As compared to midpoint of guidance provided on February 20, 2024.
(3) Represents sequential percentage change from the fourth quarter of 2023.
(4) Represents year-over-year percentage change from the first quarter of 2023.

First Quarter 2024 Realized Commodity Prices

The following table summarizes Matador’s realized commodity prices during the first quarter of 2024, as compared to the fourth quarter of 2023 and the first quarter of 2023.

	Sequential (Q1 2024 vs. Q4 2023)			YoY (Q1 2024 vs. Q1 2023)
Realized Commodity Prices	Q1 2024	Q4 2023	Sequential Change(1)	Q1 2024	Q1 2023	YoY Change(2)

Oil Prices, per Bbl	$77.58	$79.00	-2%	$77.58	$75.74	+2%
Natural Gas Prices, per Mcf	$2.96	$3.01	-2%	$2.96	$3.93	-25%
(1) First quarter 2024 as compared to fourth quarter 2023.
(2) First quarter 2024 as compared to first quarter 2023.

First Quarter 2024 Operating Expenses

Matador’s lease operating expenses increased 11% sequentially from $5.06 per BOE in the fourth quarter of 2023 to $5.60 per BOE for the first quarter of 2024. This increase is due in part to the winterization of our assets in the first quarter of 2024 as well as workover operations on certain of the wells acquired in the Advance acquisition. The first quarter 2024 lease operating expenses of $5.60 per BOE were consistent with Matador’s expected full-year 2024 lease operating expenses range of $5.25 to $5.75 per BOE.

Matador’s general and administrative (“G&A”) expenses increased 5% sequentially from $2.08 per BOE in the fourth quarter of 2023 to $2.18 per BOE in the first quarter of 2024. This increase is due in part to the value of certain employee stock awards that are settled in cash, which are remeasured at each quarterly reporting period. These cash-settled stock award amounts increased due to the 17% increase in Matador’s share price from $56.86 at the end of the fourth quarter of 2023 to $66.77 at the end of the first quarter of 2024. The first quarter 2024 G&A expenses of $2.18 per BOE were consistent with Matador’s expected full-year 2024 G&A expenses range of $2.00 to $2.50 per BOE.

During the first quarter of 2024, Matador’s plant and other midstream operating expenses, which include the costs to operate San Mateo’s and Pronto’s assets, were $2.91 per BOE, a 14% increase from $2.56 per BOE in the fourth quarter of 2023. This increase was due to increased costs associated with weather, the expanding midstream footprint and the sequential decrease in production, which was also primarily due to weather and shut-in production pursuant to third-party midstream maintenance requirements. Matador continues to expect its midstream businesses to experience full-year 2024 plant and other midstream operating expenses to range from $2.25 to $2.75 per BOE.

First Quarter 2024 Capital Expenditures

Matador’s capital expenditures were $430 million during the first quarter of 2024, which were less than expected when compared to Matador’s announced expectation of $465 million for the quarter. Matador’s D/C/E capital expenditures of $350.7 million for the first quarter of 2024 were approximately $35 million lower than expected, which is a result of $10 million in actual D/C/E capital expenditure cost savings while the remaining $25 million was deferred due to the timing of Matador’s operated and non-operated projects. Midstream capital expenditures of $79.3 million for the first quarter of 2024 were consistent with Matador’s expectations of $80 million in total midstream capital expenditures for the quarter.

Q1 2024 Capital Expenditures ($ millions)	Actual	Guidance(1)	Difference vs. Guidance(2)
D/C/E	$350.7	$385.0	-9%
Midstream	$79.3	$80.0	-1%
(1) Midpoint of guidance as provided on February 20, 2024.
(2) As compared to the midpoint of guidance provided on February 20, 2024.

Midstream Update

San Mateo’s operations in the first quarter of 2024 were highlighted by better-than-expected operating and financial results. These strong results primarily reflect better-than-expected volumes delivered by third party customers into the San Mateo system. San Mateo’s net income of $39.7 million and Adjusted EBITDA of $58.2 million were each better than expected.

Operationally, San Mateo’s natural gas gathering volumes in the first quarter of 2024 were at an all-time quarterly high. The table below sets forth San Mateo’s throughput volumes, as compared to the fourth quarter of 2023 and the first quarter of 2024, in which all volume categories experienced significant increases in throughput volumes year-over-year, ranging from 13% to 27%.

	Sequential (Q1 2024 vs. Q4 2023)			YoY (Q1 2024 vs. Q1 2023)
San Mateo Throughput Volumes	Q1 2024	Q4 2023	Change(1)	Q1 2024	Q1 2023	Change(2)

Natural gas gathering, MMcf per day	425	416	+2%	425	334	+27%
Natural gas processing, MMcf per day	399	413	(3%)	399	353	+13%
Oil gathering and transportation, Bbl per day	48,800	50,900	(4%)	48,800	41,900	+16%
Produced water handling, Bbl per day	435,200	442,000	(2%)	435,200	373,000	+17%
(1) First quarter 2024 as compared to fourth quarter 2023.
(2) First quarter 2024 as compared to first quarter 2023.

Second Quarter 2024 Estimates

Second Quarter 2024 Estimated Oil, Natural Gas and Total Oil Equivalent Production Growth

As noted in the table below, Matador anticipates its average daily oil equivalent production of 149,760 BOE per day in the first quarter of 2024 to grow by 5% to a midpoint of approximately 157,250 BOE per day in the second quarter of 2024.

	Q1 and Q2 2024 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q1 2024	149,760	84,777	389.9	57%
Q2 2024E	156,500 to 158,000	92,500 to 93,500	384.0 to 387.0	59%

Second Quarter 2024 Estimated Wells Turned to Sales

At April 23, 2024, Matador expects to turn to sales a record 43 gross (36.2 net) operated horizontal wells in the Delaware Basin during the second quarter of 2024, consisting of 29 gross (24.5 net) wells in the Antelope Ridge asset area, four gross (2.6 net) wells in the Arrowhead asset area, four gross (3.1 net) wells in the Rustler Breaks asset area and six gross (6.0 net) wells in the Stateline asset area.

Second Quarter 2024 Estimated Capital Expenditures

Matador is currently operating eight drilling rigs in the Delaware Basin. At April 23, 2024, Matador expects D/C/E capital expenditures for the second quarter of 2024 will be approximately $330 to $350 million, which is a 3% decrease as compared to $351 million for the first quarter of 2024. Matador estimates its proportionate share of midstream capital expenditures to be approximately $50 to $70 million in the second quarter of 2024, which is a 24% decrease as compared to $79 million in the first quarter of 2024, primarily due to the timing of Matador’s 2024 midstream projects and related efficiency gains.

Second Quarter 2024 Estimated Cash Taxes

Matador continues to expect to make cash tax payments of approximately 5 to 10% of pre-tax book net income for the year ended December 31, 2024. The Company’s cash tax payments will be dependent upon a variety of factors that will impact taxable income that cannot be calculated at this time, including commodity prices, weather, allowable tax deductions and any state or federal legislative changes thereon, acquisitions, activity of offset operators and pipeline restrictions as well as any deductions or tax credits generated and earned that would offset tax liabilities in 2024.

Conference Call Information

The Company will host a live conference call on Wednesday, April 24, 2024, at 10:00 a.m. Central Time to review its first quarter 2024 operational and financial results. To access the live conference call by phone, you can use the following link https://register.vevent.com/register/BI7bfe41fe32ef489da07e10206cdcee3c and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, oil, natural gas and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of the Company’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; disruption from the Company’s acquisitions making it more difficult to maintain business and operational relationships; significant transaction costs associated with the Company’s acquisitions; the risk of litigation and/or regulatory actions related to the Company’s acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather and environmental conditions; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Senior Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

Selected Financial and Operating Items

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net Production Volumes:(1)
Oil (MBbl)(2)	7,715	8,157	5,305
Natural gas (Bcf)(3)	35.5	36.2	25.8
Total oil equivalent (MBOE)(4)	13,628	14,192	9,599
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	84,777	88,663	58,941
Natural gas (MMcf/d)(6)	389.9	393.6	286.3
Total oil equivalent (BOE/d)(7)	149,760	154,261	106,654
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$77.58	$79.00	$75.74
Oil, with realized derivatives (per Bbl)	$77.58	$79.00	$75.74
Natural gas, without realized derivatives (per Mcf)(8)	$2.96	$3.01	$3.93
Natural gas, with realized derivatives (per Mcf)	$2.97	$2.92	$4.07
Revenues (millions):
Oil and natural gas revenues	$703.5	$753.2	$502.9
Third-party midstream services revenues	$32.4	$35.6	$26.5
Realized gain (loss) on derivatives	$0.3	$(3.1)	$3.7
Operating Expenses (per BOE):
Production taxes, transportation and processing	$5.15	$5.31	$5.78
Lease operating	$5.60	$5.06	$4.63
Plant and other midstream services operating	$2.91	$2.56	$3.23
Depletion, depreciation and amortization	$15.58	$15.51	$13.16
General and administrative(9)	$2.18	$2.08	$2.34
Total(10)	$31.42	$30.52	$29.14
Other (millions):
Net sales of purchased natural gas(11)	$10.0	$7.2	$5.8

Net income (millions)(12)	$193.7	$254.5	$163.1
Earnings per common share (diluted)(12)	$1.61	$2.12	$1.36
Adjusted net income (millions)(12)(13)	$206.2	$238.4	$180.0
Adjusted earnings per common share (diluted)(12)(14)	$1.71	$1.99	$1.50
Adjusted EBITDA (millions)(12)(15)	$505.4	$552.8	$365.2
Net cash provided by operating activities (millions)(16)	$468.6	$618.3	$339.5
Adjusted free cash flow (millions)(12)(17)	$28.6	$180.5	$57.2

San Mateo net income (millions)(18)	$39.7	$43.7	$32.2
San Mateo Adjusted EBITDA (millions)(15)(18)	$58.2	$61.6	$48.7
San Mateo net cash provided by operating activities (millions)(18)	$54.0	$45.5	$53.6
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$34.7	$18.8	$31.7

D/C/E capital expenditures (millions)	$350.7	$261.4	$294.8
Midstream capital expenditures (millions)(19)	$79.3	$86.2	$8.7
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.

(9) Includes approximately $0.21, $0.20 and $0.24 per BOE of non-cash, stock-based compensation expense in the first quarter of 2024, the fourth quarter of 2023 and the first quarter of 2023, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at either the San Mateo or Pronto cryogenic natural gas processing plants and subsequently sells the residue natural gas and natural gas liquids to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $49.4 million, $43.4 million and $34.3 million less expenses of $39.4 million, $36.2 million and $28.4 million in the first quarter of 2024, the fourth quarter of 2023 and the first quarter of 2023, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects, including projects completed by Pronto.

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash	$23,208	$52,662
Restricted cash	51,118	53,636
Accounts receivable
Oil and natural gas revenues	278,155	274,192
Joint interest billings	207,540	163,660
Other	42,778	35,102
Derivative instruments	3,027	2,112
Lease and well equipment inventory	39,927	41,808
Prepaid expenses and other current assets	108,382	92,700
Total current assets	754,135	715,872
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	9,973,110	9,633,757
Unproved and unevaluated	1,407,512	1,193,257
Midstream properties	1,398,601	1,318,015
Other property and equipment	40,901	40,375
Less accumulated depletion, depreciation and amortization	(5,441,274)	(5,228,963)
Net property and equipment	7,378,850	6,956,441
Other assets
Derivative instruments	1,718	558
Other long-term assets	92,626	54,125
Total other assets	94,344	54,683
Total assets	$8,227,329	$7,726,996
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$121,823	$68,185
Accrued liabilities	419,791	365,848
Royalties payable	178,506	161,983
Amounts due to affiliates	13,495	28,688
Advances from joint interest owners	37,725	19,954
Other current liabilities	80,001	40,617
Total current liabilities	851,341	685,275
Long-term liabilities
Borrowings under Credit Agreement	260,000	500,000
Borrowings under San Mateo Credit Facility	526,000	522,000
Senior unsecured notes payable	1,185,567	1,184,627
Asset retirement obligations	90,361	87,485
Deferred income taxes	625,682	581,439
Other long-term liabilities	52,216	38,482
Total long-term liabilities	2,739,826	2,914,033
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 124,835,154 and 119,478,282 shares issued; and 124,780,297 and 119,458,674 shares outstanding, respectively	1,248	1,194
Additional paid-in capital	2,472,681	2,133,172
Retained earnings	1,946,412	1,776,541
Treasury stock, at cost, 54,857 and 19,608 shares, respectively	(2,091)	(45)
Total Matador Resources Company shareholders’ equity	4,418,250	3,910,862
Non-controlling interest in subsidiaries	217,912	216,826
Total shareholders’ equity	4,636,162	4,127,688
Total liabilities and shareholders’ equity	$8,227,329	$7,726,996

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)	Three Months Ended March 31,
	2024	2023
Revenues
Oil and natural gas revenues	$703,540	$502,909
Third-party midstream services revenues	32,357	26,511
Sales of purchased natural gas	49,446	34,254
Realized gain on derivatives	275	3,669
Unrealized gain (loss) on derivatives	2,075	(7,067)
Total revenues	787,693	560,276
Expenses
Production taxes, transportation and processing	70,153	55,486
Lease operating	76,295	44,407
Plant and other midstream services operating	39,623	31,045
Purchased natural gas	39,432	28,448
Depletion, depreciation and amortization	212,311	126,325
Accretion of asset retirement obligations	1,273	699
General and administrative	29,653	22,433
Total expenses	468,740	308,843
Operating income	318,953	251,433
Other income (expense)
Interest expense	(39,562)	(16,176)
Other income	577	339
Total other expense	(38,985)	(15,837)
Income before income taxes	279,968	235,596
Income tax provision (benefit)
Current	17,272	4,929
Deferred	49,506	51,743
Total income tax provision	66,778	56,672
Net income	213,190	178,924
Net income attributable to non-controlling interest in subsidiaries	(19,461)	(15,794)
Net income attributable to Matador Resources Company shareholders	$193,729	$163,130
Earnings per common share
Basic	$1.62	$1.37
Diluted	$1.61	$1.36
Weighted average common shares outstanding
Basic	119,721	119,034
Diluted	120,253	119,702

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended March 31,
	2024	2023
Operating activities
Net income	$213,190	$178,924
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(2,075)	7,067
Depletion, depreciation and amortization	212,311	126,325
Accretion of asset retirement obligations	1,273	699
Stock-based compensation expense	2,838	2,290
Deferred income tax provision	49,506	51,743
Amortization of debt issuance cost and other debt-related costs	4,644	838
Other non-cash changes	(333)	—
Changes in operating assets and liabilities
Accounts receivable	(55,519)	40,906
Lease and well equipment inventory	(2,044)	(4,423)
Prepaid expenses and other current assets	(1,474)	(16,517)
Other long-term assets	254	35
Accounts payable, accrued liabilities and other current liabilities	(4,814)	(39,871)
Royalties payable	16,522	376
Advances from joint interest owners	17,771	(9,805)
Income taxes payable	16,025	723
Other long-term liabilities	487	190
Net cash provided by operating activities	468,562	339,500
Investing activities
Drilling, completion and equipping capital expenditures	(236,639)	(224,144)
Acquisition of oil and natural gas properties	(202,264)	(103,863)
Midstream capital expenditures	(105,086)	(14,141)
Expenditures for other property and equipment	(226)	(1,769)
Proceeds from sale of assets	900	451
Net cash used in investing activities	(543,315)	(343,466)
Financing activities
Repayments of borrowings under Credit Agreement	(930,000)	—
Borrowings under Credit Agreement	690,000	—
Repayments of borrowings under San Mateo Credit Facility	(65,000)	(55,000)
Borrowings under San Mateo Credit Facility	69,000	65,000
Cost to amend credit facilities	(11,292)	(8,645)
Proceeds from issuance of common stock	344,663	—
Cost to issue equity	(53)	—
Dividends paid	(23,858)	(17,768)
Contributions related to formation of San Mateo	1,500	14,700
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	7,350	—
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(25,725)	(19,110)
Taxes paid related to net share settlement of stock-based compensation	(13,515)	(18,909)
Other	(289)	(204)
Net cash provided by (used in) financing activities	42,781	(39,936)
Change in cash and restricted cash	(31,972)	(43,902)
Cash and restricted cash at beginning of period	106,298	547,330
Cash and restricted cash at end of period	$74,326	$503,428

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2024	2023	2023
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$193,729	$254,539	$163,130
Net income attributable to non-controlling interest in subsidiaries	19,461	21,402	15,794
Net income	213,190	275,941	178,924
Interest expense	39,562	35,707	16,176
Total income tax provision	66,778	57,459	56,672
Depletion, depreciation and amortization	212,311	220,055	126,325
Accretion of asset retirement obligations	1,273	1,234	699
Unrealized (gain) loss on derivatives	(2,075)	(6,983)	7,067
Non-cash stock-based compensation expense	2,838	2,884	2,290
(Income) expense related to contingent consideration and other	—	(3,298)	942
Consolidated Adjusted EBITDA	533,877	582,999	389,095
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(28,507)	(30,202)	(23,871)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$505,370	$552,797	$365,224

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2024	2023	2023
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$468,562	$618,347	$339,500
Net change in operating assets and liabilities	12,792	(77,946)	28,386
Interest expense, net of non-cash portion	34,918	33,656	15,338
Current income tax provision	17,272	4,964	4,929
Other non-cash and non-recurring expense	333	3,978	942
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(28,507)	(30,202)	(23,871)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$505,370	$552,797	$365,224

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2024	2023	2023
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$39,718	$43,682	$32,232
Depletion, depreciation and amortization	9,170	9,179	8,457
Interest expense	9,193	8,683	7,948
Accretion of asset retirement obligations	97	92	80
Adjusted EBITDA	$58,178	$61,636	$48,717

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2024	2023	2023
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$54,005	$45,463	$53,635
Net change in operating assets and liabilities	(4,746)	7,757	(12,617)
Interest expense, net of non-cash portion	8,919	8,416	7,699
Adjusted EBITDA	$58,178	$61,636	$48,717

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring income or expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$193,729	$254,539	$163,130
Total income tax provision	66,778	57,459	56,672
Income attributable to Matador Resources Company shareholders before taxes	260,507	311,998	219,802
Less non-recurring and unrealized charges to income before taxes:
Unrealized (gain) loss on derivatives	(2,075)	(6,983)	7,067
Expense (income) related to contingent consideration and other	2,580	(3,298)	942
Adjusted income attributable to Matador Resources Company shareholders before taxes	261,012	301,717	227,811
Income tax expense(1)	54,813	63,361	47,840
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$206,199	$238,356	$179,971

Weighted average shares outstanding - basic	119,721	119,192	119,034
Dilutive effect of options and restricted stock units	532	779	668
Weighted average common shares outstanding - diluted	120,253	119,971	119,702
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$1.72	$2.00	$1.51
Diluted	$1.71	$1.99	$1.50

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2024	2023	2023
Net cash provided by operating activities	$468,562	$618,347	$339,500
Net change in operating assets and liabilities	12,792	(77,946)	28,386
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(24,137)	(26,078)	(20,099)
Performance incentives received from Five Point	1,500	14,500	14,700
Total discretionary cash flow	458,717	528,823	362,487

Drilling, completion and equipping capital expenditures	236,639	337,332	224,144
Midstream capital expenditures	105,086	90,110	14,141
Expenditures for other property and equipment	226	672	1,769
Net change in capital accruals	95,342	(62,957)	69,758
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(7,138)	(16,846)	(4,567)
Total accrual-based capital expenditures(3)	430,155	348,311	305,245
Adjusted free cash flow	$28,562	$180,512	$57,242

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2024	2023	2023
Net cash provided by San Mateo operating activities	$54,005	$45,463	$53,635
Net change in San Mateo operating assets and liabilities	(4,746)	7,757	(12,617)
Total San Mateo discretionary cash flow	49,259	53,220	41,018

San Mateo capital expenditures	23,211	39,633	12,376
Net change in San Mateo capital accruals	(8,644)	(5,253)	(3,056)
San Mateo accrual-based capital expenditures	14,567	34,380	9,320
San Mateo adjusted free cash flow	$34,692	$18,840	$31,698